EXHIBIT 23.3

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 22, 1997, which appears in Coyote Network Systems, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1998. We also consent to the application of such report to the Financial Statement Schedule listed under Item 14(a) of Coyote Network Systems, Inc.'s Annual Report on Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included the Financial Statement Schedule.


/s/ PricewaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
September 2, 1998